UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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OPORTUN FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

FINDELL CAPITAL MANAGEMENT LLC FINDELL CAPITAL PARTNERS LP FINN MANAGEMENT GP LLC BRIAN FINN WARREN WILCOX
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Findell Capital Management LLC, together with the other participants in its solicitation (collectively, “Findell”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the U.S. Securities and Exchange Commission to be used to solicit votes for the election of Findell’s slate of director nominees at the 2025 annual meeting of stockholders of Oportun Financial Corporation, a Delaware corporation.

Item 1: On July 7, 2025, Findell issued the following press release:

Findell Reports ISS Recommends Oportun Stockholders Vote FOR Findell Nominee Warren Wilcox and WITHHOLD on Long-Tenured CEO Raul Vazquez at Annual Meeting

News provided by

Findell Capital Management, LLC

Jul 07, 2025, 08:07 ET

Leading Independent Proxy Advisory Firm Affirms Findell’s Case for Change at 2025 Annual Meeting, While Noting the Firm’s Prior Engagement was an Initial Step Toward Improving Oportun

Report from ISS Highlights Years of Poor Corporate Governance and Significant Share Price Underperformance Linked to Mr. Vazquez and his Boardroom Loyalists

Report Concludes the Election of Mr. Wilcox, an Experienced Director and Impartial Industry Veteran, Brings Clear Benefits, Making it Worthwhile to Remove a Poorly Performing CEO from an Insular Board

NEW YORK, July 7, 2025 /PRNewswire/ -- Findell Capital Partners, LP, (together with its affiliates, “Findell,” “we” or “us”) one of the largest stockholders of Oportun Financial Corporation (NASDAQ: OPRT) (“Oportun” or the “Company”), today announced that Institutional Shareholder Services Inc. (“ISS”) has recommended stockholders vote FOR the election of its nominee, Warren Wilcox, to the Company’s Board of Directors (the “Board”) at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”). ISS also recommended stockholders vote WITHHOLD on Chief Executive Officer (“CEO”) Raul Vazquez, the long-standing architect of strategic plans that have resulted in an approximately 55% decline in Oportun’s stock price since its 2019 initial public offering. Importantly, Findell urges stockholders to focus on the views of independent third-party sources and the irrefutable facts about Mr. Vazquez’s track record as a leader and steward – do not be fooled by the Board’s advisor-manufactured spin and stunts in the lead up to this month’s Annual Meeting.

In its report, ISS criticized the actions of the Vasquez-friendly Board and endorsed Findell’s case for boardroom change at this year’s Annual Meeting, writing:1

•	“The company’s 2021 shift away from its core business was almost immediately value destructive. Performance deteriorated rapidly, as costs increased, profitability eroded, and cracks emerged in other important parts of the business.”

•	“The headline corporate governance structure includes several features that do not align with the best interests of shareholders, such as the classified board, supermajority vote standards, and the inability of shareholders to act outside the annual meeting cycle.”

1 Permission to quote ISS was neither sought nor obtained.

SOURCE Findell Capital Management, LLC

•	“All in, there are serious concerns with board composition, which raise questions about independence and the ability of directors to hold management accountable.”

•	“Despite facing so many challenges, the board has supported a concerning array of corporate governance policies and practices since the IPO. The board’s comfort with poor corporate governance has led to consistent opposition from shareholders, as reflected in historical vote results.”

•	“…the board’s decision to not renominate Parker at this meeting demonstrated that there are still serious concerns that need to be addressed. The decision was made under the guise of improving corporate governance, but it is difficult to interpret as anything other than a blatant attempt to limit input from shareholders.”

•	“Ultimately, despite developments, including recent additions and the departure of Williams at this meeting, this board continues to suffer from independence issues. In light of these factors, the dissident has presented a compelling case for change.”

ISS also outlined the benefits of electing Mr. Wilcox and removing Mr. Vazquez, noting:

•	“It is also worth noting that Vazquez was the CEO at the time of the IPO, meaning that he is as responsible as anyone else for the classified board structure. He was also a driving force behind the strategic pivot, and there is a demonstrated lack of independence that has created concerns about the board’s ability to effectively oversee management during the critical, ongoing recovery efforts.”

•	“Ultimately, the potential downside of removing Vazquez is outweighed by the clear benefits of adding another independent director with relevant experience. Wilcox, who has consumer lending and public board experience, will join Tambor, Minetti, and Daswani.”

•	“Although the leadership positions remain in the hands of longer-tenured directors, this group should be able to evaluate the ongoing recovery efforts from an appropriate perspective, and advocate for the best interests of shareholders on important corporate governance matters moving forward.”

Brian Finn, Chief Investment Officer of Findell, commented:

“We are pleased that ISS has concluded Oportun needs a director with Warren Wilcox’s objective thinking and strong expertise in the lending industry, especially in light of the Board’s defensive and self-serving decision to not renominate shareholder-designated director Scott Parker for election at the upcoming Annual Meeting. Mr. Wilcox’s relevant experience and independence from evidently entrenched directors will enable him to challenge legacy assumptions and work alongside new Board members to make better decisions about governance, personnel and strategy. Mr. Vazquez and his allies have controlled the Company for too long, leading to disastrous consequences for our Company and sustained value destruction for investors. By electing Mr. Wilcox, stockholders can break the cycle of value-destructive decisions in the boardroom and help Oportun finally focus on its core strengths in the lending world.”

DO NOT BE FOOLED BY THE CURRENT BOARD’S SPIN OR STUNTS AHEAD OF THE UPCOMING ANNUAL MEETING.

Stockholders should vote today FOR Warren Wilcox and AGAINST Raul Vazquez on the WHITE proxy card.

Visit www.OpportunityAtOportun.com to learn more.

Contact:

Findell Capital Management, LLC

88 Pine Street, 22nd Fl.

New York, NY 10005

info@findell.us

OR

Saratoga Proxy Consulting LLC

John Ferguson

info@saratogaproxy.com

Item 2: Also on July 7, 2025, Findell published certain material on www.OpportunityAtOportun.com, which is attached hereto in Exhibit 99.1 and incorporated herein by reference.

Item 3: Also on July 7, 2025, Findell published certain material on X.com, which is attached hereto in Exhibit 99.1 and incorporated herein by reference.